SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 5)*


                              Ryanair Holdings plc
                              --------------------
                                (Name of Issuer)

                   Ordinary Shares, par value 1.27 Euro cents
                   ------------------------------------------
                         (Title of Class of Securities)

                                SEDOL No. 0038227
                                -----------------
                                 (CUSIP Number)

                                December 31, 2004
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                |_| Rule 13d-1(b)
                                |_| Rule 13d-1(c)
                                |X| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------
   SEDOL No. 0038227
-------------------------

1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        T. Anthony Ryan

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [ ]
                                                            (b) [X]
3       SEC USE ONLY


4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Irish

                        5        SOLE VOTING POWER

    NUMBER OF                    5,758,535
     SHARES
  BENEFICIALLY          6        SHARED VOTING POWER
    OWNED BY
      EACH                          - 0 -
   REPORTING
    PERSON              7        SOLE DISPOSITIVE POWER
     WITH
                                 5,758,535

                        8        SHARED DISPOSITIVE POWER

                                    - 0 -

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,758,535

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [X]

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.8%

12      TYPE OF REPORTING PERSON*

        IN

                   *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------
   SEDOL No. 0038227
-------------------------

1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Cathal M. Ryan

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [ ]
                                                            (b) [X]
3       SEC USE ONLY


4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Irish

                        5        SOLE VOTING POWER

    NUMBER OF                    17,508,273
     SHARES
  BENEFICIALLY          6        SHARED VOTING POWER
    OWNED BY
      EACH                          - 0 -
   REPORTING
    PERSON              7        SOLE DISPOSITIVE POWER
     WITH
                                 17,508,273

                        8        SHARED DISPOSITIVE POWER

                                    - 0 -

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        17,508,273

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [X]

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        2.3%

12      TYPE OF REPORTING PERSON*

        IN

                   *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------
   SEDOL No. 0038227
-------------------------

1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Declan F. Ryan

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [ ]
                                                            (b) [X]
3       SEC USE ONLY


4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Irish

                        5        SOLE VOTING POWER

    NUMBER OF                    15,408,272
     SHARES
  BENEFICIALLY          6        SHARED VOTING POWER
    OWNED BY
      EACH                          - 0 -
   REPORTING
    PERSON              7        SOLE DISPOSITIVE POWER
     WITH
                                 15,408,272

                        8        SHARED DISPOSITIVE POWER

                                    - 0 -

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        15,408,272

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [X]

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        2.0%


12      TYPE OF REPORTING PERSON*

        IN

                   *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------
   SEDOL No. 0038227
-------------------------

1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Shane T. Ryan

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [ ]
                                                            (b) [X]
3       SEC USE ONLY


4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Irish

                        5        SOLE VOTING POWER

    NUMBER OF                    14,422,610
     SHARES
  BENEFICIALLY          6        SHARED VOTING POWER
    OWNED BY
      EACH                          - 0 -
   REPORTING
    PERSON              7        SOLE DISPOSITIVE POWER
     WITH
                                 14,422,610

                        8        SHARED DISPOSITIVE POWER

                                    - 0 -

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        14,422,610

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [X]

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1.9%


12      TYPE OF REPORTING PERSON*

        IN

                   *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).        Name of Issuer:

                  Ryanair Holdings plc

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  Ryanair Holdings plc
                  care of Ryanair Limited
                  Corporate Head Office
                  Dublin Airport
                  County Dublin
                  Ireland

Item 2(a).        Name of Person Filing:

                  This Amendment No. 5 amends the statement on Schedule 13G filed by each of T. Anthony Ryan, Cathal M. Ryan, Declan F. Ryan and Shane T. Ryan (collectively referred to as the "Ryans") on February 17, 1998, as amended by Amendment No. 1 filed on April 9, 1999, Amendment No. 2 filed on July 6, 1999, Amendment No. 3 filed on February 15, 2001, and Amendment No. 4 filed on February 18, 2004.

Item 2(b).        Address of Principal Office, or, if none, Residence:

                  (i)   T. Anthony Ryan
                        Park Palace Block B
                        61 Imapsse De La Fontaine
                        Monte Carlo
                        98000 Monaco Ville

                  (ii)  Cathal M. Ryan
                        Stacumny House
                        Celbridge
                        County Kildare
                        Ireland

                  (iii) Declan F. Ryan
                        Strawberry Hill
                        Vico Road
                        Dalkey
                        County Dublin
                        Ireland

                  (iv)  Shane T. Ryan
                        Kilboy Estate
                        Silvermines
                        County Tiperrary
                        Ireland

Item 2(c).        Citizenship:

                  Each of the Ryans is an Irish citizen.

Item 2(d).        Title of Class of Securities:

                  Ordinary Shares, par value 1.27 Euro cents (the "Ordinary Shares").

Item 2(e).        SEDOL Number:

                  0038227

                  The Ordinary Shares are also sold in the form of American Depositary Shares ("ADSs"), each ADS representing five Ordinary Shares. The ADSs are evidenced by American Depositary Receipts which are traded on the Nasdaq National Market of the Nasdaq Stock Market, Inc. and have a CUSIP Number of 78351310.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  (a) [ ] Broker or Dealer registered under Section 15 of the Exchange Act.

                  (b)    [ ] Bank as defined in Section 3(a)(6) of the Exchange
                         Act.

                  (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

                  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.

                  (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

                  (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;

                  (j)    [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box [ ]

Item 4.           Ownership.

                  Collectively, as of December 31, 2004, the Ryans were the beneficial owners of 53,097,690 Ordinary Shares, representing 7.0% of the 760,231,576 Ordinary Shares outstanding as of December 31, 2004, based on information provided by the Issuer. Each of the Ryans hereby disclaims beneficial ownership of the Ordinary Shares owned by each of the other Ryans filing this Statement of Schedule 13G.

                  A.    T. Anthony Ryan

                        (a) Amount Beneficially Owned as of December 31, 2004:
                            5,758,535

                        (b) Percent of Class: 0.8%.

                        (c) Number of shares as to which such person has:

                            (i)   sole power to vote or to direct the vote:
                                  5,758,535

                            (ii)  shared power to vote or to direct the vote:
                                  none

                            (iii) sole power to dispose or to direct the
                                  disposition of: 5,758,535

                            (iv) shared power to dispose or to direct the disposition of: none

                  B. Cathal M. Ryan

                        (a) Amount Beneficially Owned as of December 31, 2004:
                            17,508,273

                        (b) Percent of Class: 2.3%.

                        (c) Number of shares as to which such person has:

                            (i)   sole power to vote or to direct the vote:
                                  17,508,273

                            (ii)  shared power to vote or to direct the vote:
                                  none

                            (iii) sole power to dispose or to direct the
                                  disposition of: 17,508,273

                            (iv) shared power to dispose or to direct the disposition of: none

                  C. Declan F. Ryan

                        (a) Amount Beneficially Owned as of December 31, 2003:
                            15,408,272

                        (b) Percent of Class: 2.0%.

                        (c) Number of shares as to which such person has:

                            (i)   sole power to vote or to direct the vote:
                                  15,408,272

                            (ii)  shared power to vote or to direct the vote:
                                  none

                            (iii) sole power to dispose or to direct the
                                  disposition of: 15,408,272

                            (iv) shared power to dispose or to direct the disposition of: none

                  D. Shane T. Ryan

                        (a) Amount Beneficially Owned as of December 31, 2004:
                            14,422,610

                        (b) Percent of Class: 1.9%.

                        (c) Number of shares as to which such person has:

                            (i)   sole power to vote or to direct the vote:
                                  14,422,610

                            (ii)  shared power to vote or to direct the vote:
                                  none

                            (iii) sole power to dispose or to direct the
                                  disposition of: 14,422,610

                            (iv) shared power to dispose or to direct the disposition of: none

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security

                  Being Reported on by the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10.          Certification.

                  Not applicable.

Signature.
                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 17, 2005


                                     By: /S/ T. ANTHONY RYAN
                                         -----------------------
                                     Name: T. Anthony Ryan

Signature.
                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 17, 2005


                                     By  /S/ CATHAL M. RYAN
                                         -----------------------
                                     Name: Cathal M. Ryan

Signature.
                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 17, 2005


                                     By  /S/ DECLAN F. RYAN
                                         ------------------------
                                     Name: Declan F. Ryan

Signature.
                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 17, 2005


                                     By /S/ SHANE T. RYAN
                                        ------------------------
                                     Name: Shane T. Ryan